Exhibit 11.2

Danaos Corporation

Code of Conduct for the Chief Executive Officer and Senior Financial Officers

Danaos Corporation (the “Company”) is committed to the highest standards of ethical business conduct. In addition to our code of conduct for all Company employees and officers, we provide this Code of Conduct (the “Code”) as a set of guidelines pursuant to which our principal executive officer and senior financial employees should perform their duties. The Code is intended to deter wrongdoing and to promote adherence to the items set forth below. Employees subject to the Code include the chief executive officer, the principal financial officer, the principal accounting officer, and any person who performs a materially similar function. The particular employees who are subject to the Code from time to time (the “Covered Employees”) will be designated by, and informed of such designation, by the Company.

•                 In carrying out their duties and responsibilities, Covered Employees should endeavor to act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•                 To promote full, fair, accurate, timely and understandable disclosure in the periodic reports that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company, it is the responsibility of each Covered Employee promptly to bring to the attention of the Company’s Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise, and to otherwise assist the Audit Committee in fulfilling its responsibilities. In addition, each Covered Employee shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

•                 In carrying out their duties and responsibilities, Covered Employees should endeavor to comply, and to cause the Company to comply, with applicable governmental laws, rules and regulations. In addition, each Covered Employee shall promptly bring to the attention of the chairman of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

•                 Each Covered Employee shall promptly report to the Compliance Officer any information he or she may have concerning evidence of a material violation of the Code.

•                 Covered Employees are expected to adhere to the Code. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved that there has been a violation, censure, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and/or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.